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                                                                    Exhibit 10.5

(APPLIED FILMS LOGO)

                                                                     1 July 2002

James Scholhamer
9685 I-25 Frontage Road
Longmont, CO 80504

LETTER OF ASSIGNMENT

Dear Jim,

This letter confirms the terms and conditions of your assignment to Applied Films in Alzenau, Germany from 1 January 2003.

START DATE OF ASSIGNMENT: 1 September 2002.

POSITION: Vice President, Worldwide Operations reporting to Tom Edman, President and CEO. You will continue to be a member of the Executive Team of Applied Films. You are considered an employee of Applied Films Corporation in the US.

RESPONSIBILITIES: You should develop specific goals as soon as practical.

DURATION OF ASSIGNMENT: Two years with possible extensions. If the assignment extends beyond five years, you will become a local employee of the German organization at a level of compensation and benefits commensurate with your position.

MONTHLY COMPENSATION:
   Base salary                                           $12500
   Goods and services differential (includes gasoline)      535
                                                         ------
   Total                                                 $12909(1)
   Paid to US bank account(s)                            $ 2500
   Paid to German bank account(s)                     Euro 9929(2)

Notes: You may designate what portion of your compensation you wish to receive in each location.

(1). Will be $13409 for first 6 months with domestic assistance as noted below.

(2). Fx: $1=Euro 0.9539

HOUSING: AFC will pay up to Euro 3500 per month for housing rental and utilities, and the fees associated with securing housing. In addition, the company will pay for the lease or purchase of necessary furnishings and fit up of your home. The lease vs purchase decision is your responsibility based on the least cost to the company.

PTO: You will continue to earn PTO in accordance with the US practice, and you should notify the US Human Resources department of the use of PTO.

HOLIDAYS: in accordance with German public holidays.

OTHER:

     -    Two leased vehicles (personal/work car and minivan/station wagon).

     - "American School" education expenses for children (including pre-Kindergarten) as necessary during the course of the assignment.

     - Up to Euro 500 per month for domestic assistance for child care, etc. for up to six months.

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(APPLIED FILMS LOGO)

     - Six round-trip economy/coach air tickets between Frankfurt and Denver (or other locations at an equivalent value) per year for personal/family use.

     - German language instruction for you and your family after arrival, including an intensive course for you prior to the start of the assignment if available in the Denver area.

     - Relocation (including storage of any items in the US) will be provided in accordance with the Applied Films Relocation Policy in effect as of the date of this letter.

     - Tax Equalization will be handled in accordance with Appendix 3 of the Applied Films Relocation Policy. This includes the necessary taxes and/or tax gross-ups that result from any relocation or related expenses that are counted as income.

     - AFC will pay for (directly or by reimbursement) the cost of passports, visas, residency permits, work permits and the like.

There are no other commitments or agreements other than those outlined in this letter.

Best regards,

/s/ Thomas T. Edman                     7/16/02
-------------------------------------   ----------------------------------------
Thomas T. Edman                         Date
President and CEO

I accept the assignment as outlined
in this letter:

/s/ James Scholhamer                    7/16/02
-------------------------------------   ----------------------------------------
James Scholhamer                        Date
Vice President, Worldwide Operations